JPMorgan Chase Financial Company LLC Fully and Unconditionally Guaranteed by JPMorgan Chase & Co. Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement Nos. 333-270004 and 333-270004-01

Market Linked Securities — Leveraged Upside Participation and 1-to-1 Downside Exposure

Principal at Risk Securities Linked to a Basket due March 3, 2036

Fact Sheet dated February 17, 2026 to Preliminary Pricing Supplement dated February 17, 2026

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & C0.
Basket / Basket Components:	An unequally weighted basket (the “basket”) composed of the following basket components, with the weighting percentages noted parenthetically: the EURO STOXX 50® Index (Bloomberg ticker: SX5E)(38%), the TOPIX® Index (Bloomberg ticker: TPX) (26%), the FTSE® 100 Index (Bloomberg ticker: UKX)(17%), the Swiss Market Index (Bloomberg ticker: SMI) (11%) and the S&P/ASX 200 Index (Bloomberg ticker: AS51)(8%) (each referred to as a “basket component” and collectively as the “basket components”)
Pricing Date[1]:	February 27, 2026
Issue Date[1]:	March 4, 2026
Calculation Day[1,2]:	February 27, 2036
Stated Maturity Date[1,2]:	March 3, 2036
Principal Amount:	$1,000 per security (100% of par)
Maturity Payment Amount:

•  if the ending level is greater than the starting level:

$1,000 + ($1,000 × basket return × upside participation rate);

•  if the ending level is less than or equal to the starting level:

$1,000 + ($1,000 × basket return)

Starting Level:	100.00
Ending Level:	The weighted returns of the basket components, equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of (A) 38% of the basket component return of the EURO STOXX 50® Index; (B) 26% of the basket component return of the TOPIX® Index; (C) 17% of the basket component return of the FTSE® 100 Index; (D) 11% of the basket component return of the Swiss Market Index; and (E) 8% of the basket component return of the S&P/ASX 200 Index
Upside Participation Rate:	At least 203.75% (the actual upside participation rate will be provided in the pricing supplement)
Basket Return:	(ending level – starting level) / starting level
Basket Component Return:	(final basket component level – initial basket component level) / initial basket component level
Initial Basket Component Level	For each basket component, its closing level on the pricing date
Final Basket Component Level	For each basket component, its closing level on the calculation day
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	46660MTZ8

Summary of Terms, Cont.

Fees and Commissions:	Up to 4.37% for Wells Fargo Securities, LLC (“WFS”); WFS has advised us that dealers, including Wells Fargo Advisors (“WFA”), may receive 3.50% of WFS’s fee, and WFA may also receive a distribution expense fee of 0.12%. In addition, in respect of certain securities sold in this offering, JPMS may pay a fee of up to 0.30% to selected dealers in consideration for marketing and other services in connection with the distribution of the securities to other dealers.
Tax Considerations:	See the preliminary pricing supplement.
[1] Subject to change [2] Subject to postponement

Hypothetical Payout Profile*

*Assumes an upside participation rate equal to the minimum upside participation rate

If the ending level of the basket is less than the starting level, you will have full downside exposure to the decrease in the level of the basket from the starting level and will lose some, and possibly all, of the principal amount of your securities at maturity.

The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

If the securities priced on the date of the accompanying preliminary pricing supplement, the estimated value of the securities would be approximately $925.20 per security. The estimated value of the securities, when the terms of the securities are set, will be provided in the pricing supplement and will not be less than $900.00 per security. See “The Estimated Value of the Securities” in the preliminary pricing supplement for additional information.

Preliminary Pricing Supplement: http://www.sec.gov/Archives/edgar/data/19617/000121390026017381
/ea0277420-01_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying prospectus supplement and the accompanying product supplement, Annex A to the accompanying prospectus addendum and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement, prospectus addendum, product supplement and underlying supplement.

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement, the “Risk Factors” sections in the accompanying prospectus supplement and product supplement and Annex A to the accompanying prospectus addendum. Please review the risk disclosure carefully.

•      If the Ending Level of the Basket Is Less Than the Starting Level, You Will Lose Some, and Possibly All, of the Principal Amount of Your Securities at Maturity.

•      The Securities Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.

•      As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Has Limited Assets.

•      Changes in the Levels of the Basket Components May Offset Each Other.

•      Correlation of Performances Among the Basket Components May Reduce the Performance of the Securities.

•      No Interest or Dividend Payments or Voting Rights

•      Lack of Liquidity

•      The Final Terms and Estimated Valuation of the Securities Will Be Provided in the Pricing Supplement.

•      The U.S. Federal Tax Consequences of the Securities Are Uncertain, and May Be Adverse to a Holder of the Securities.

•      Potential Conflicts

•      The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities.

•      The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.

•      The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate.

•      The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period.

•      Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities.

•      Many Economic and Market Factors Will Impact the Value of the Securities.

•      The Securities Are Subject to Non-U.S. Securities Risk.

•      No Direct Exposure to Fluctuations in Foreign Exchange Rates

•      The Maturity Payment Amount Will Depend upon the Performance of the Basket and Therefore the Securities Are Subject to the Risks Associated with Each Basket Component, Each as Discussed in the Accompanying Preliminary Pricing Supplement and Product Supplement.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.

As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.